                                                                    Exhibit 99.1

                                                1700 South Patterson Boulevard
           [LOGO]                               Dayton, OH 45479
   Transforming Transactions
      into Relationships                        NEWS RELEASE



For media information:                          For investor information:

John Hourigan                                   Gregg Swearingen
NCR Corporation                                 NCR Corporation
937-445-2078                                    937-445-4700
john.hourigan@ncr.com                           gregg.swearingen@ncr.com

For Release on April 24, 2003

                        NCR Reports First-Quarter Results

..    Operating loss was significantly less than anticipated due to favorable revenue mix, reduced spending and foreign currency fluctuations.

..    Data Warehouse revenue exceeded expectations generating $31 million of operating income due to a more favorable revenue mix of software and support services.

..    Financial Self Service continues to gain market share with 10 percent year-over-year revenue growth led by strong performance in the Americas region.

..    Retail Store Automation reported year-over-year revenue growth of 18 percent and improved operating performance by $7 million.

..    Customer Services segment revenue was up 4 percent versus the first quarter of 2002 driven by maintenance growth in core businesses; however, lower maintenance revenue related to businesses NCR exited in the late 1990s led to operating income decline of $8 million.

..    Operating cash flow improved $21 million versus the first quarter of 2002.

     DAYTON, Ohio - NCR Corporation (NYSE: NCR) today announced that revenue for the quarter ended March 31, 2003, was $1.23 billion, a decrease of 1 percent versus the prior-year period. The 1 percent decline includes a year-over-year benefit of 6 percentage points from foreign currency fluctuations.

     NCR reported a first-quarter operating loss of $32 million compared to $9 million of operating income reported in the first quarter of 2002. A $44 million year-over-year decline in operating income resulting from pension expense of $24 million in the first quarter of 2003, versus $20 million of pension income in the first quarter of 2002, significantly impacted operating performance.

                                     -more-

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                                       -2-

     Net loss for the first quarter was $27 million, or $0.28 per basic share. In the first quarter of 2002, NCR reported a net loss of $344 million, or $3.51 per basic share and $3.41 per diluted share. Included in the net loss in the first quarter of 2002 was a $348 million net-of-tax cumulative effect from adopting Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets."

     "NCR is making progress across its businesses, with financial improvement most visible in Data Warehousing and Financial Self Service results in the first quarter," said Mark Hurd, president and chief executive officer of NCR.

     "I am encouraged by our team's responsiveness in executing the operating plan established last fall. We are in the early stages of a large-scale cost reduction and efficiency initiative and are building momentum that ultimately will lead to meaningful financial improvement over the next several quarters," concluded Hurd.

Operating Segment Results

The segment results below exclude the impact of pension expense/income. Schedule B, found later in this earnings release, reconciles total company "Income from operations excluding pension expense/income" to the GAAP measure "Total income from operations."

                            Data Warehousing Segment

     NCR's Data Warehousing business provides the market-leading Teradata(R) data warehousing database software, hardware platform and related services that enable companies to gain a competitive advantage by efficiently analyzing customer behavior and then delivering that business intelligence to company decision-makers. This operating segment reported first-quarter revenue of $278 million, outpacing guidance, but down 4 percent from a strong 2002 first quarter, including a year-over-year benefit of 6 percentage points from foreign currency fluctuations. Operating income of $31 million for the quarter increased almost 50 percent from the first quarter of 2002, reflecting a favorable revenue mix of software and support services, as well as continued cost and expense improvements. Looking ahead, the company expects second-quarter revenues, including support services, to be down about 5 percent compared to the second quarter of 2002.

                         Financial Self Service Segment

     NCR's Financial Self Service business continues to gain market share as it provides high-quality automated teller machines (ATMs) and the APTRA(TM) multivendor application software

                                     -more-
that delivers advanced functionality to banks, credit unions and retailers. This business generated first-quarter revenue of $226 million, up 10 percent from the comparable period in 2002, led by strong growth in the Americas region. The 10 percent increase includes a year-over-year benefit of 8 percentage points from foreign currency fluctuations. 2003 first-quarter operating income was $9 million compared to break-even operating performance in the first quarter of 2002. Second-quarter 2003 revenues in the Financial Self Service segment are anticipated to be consistent with the second quarter of 2002.

                         Retail Store Automation Segment

     NCR's Retail Store Automation business provides store-automation technologies such as point-of-sale terminals, bar-code scanners and software, as well as innovative self-checkout systems and electronic shelf labels, to retailers. In the first quarter of 2003, this operating segment recorded revenue of $149 million, up 18 percent from the first quarter of 2002, including a year-over-year benefit of 6 percentage points from foreign currency fluctuations. Retail Store Automation improved its operating performance by $7 million from the $30 million operating loss recorded in the first quarter of 2002. The operating improvement was primarily due to increased volume. In the second quarter of 2003, Retail Store Automation revenue is expected to be up 8 percent to 10 percent versus the second quarter of 2002 due to a continued strong order backlog.

                            Customer Services Segment

     NCR's Customer Services division provides hardware and software maintenance, deployment and management services around the world for NCR's Financial Self Service, Retail Store Automation and Payment and Imaging customers as well as for third-party technology providers. 2003 first-quarter revenues for this segment were $448 million, up 4 percent from the first quarter of 2002. This 4 percent revenue growth includes a year-over-year benefit of 6 percentage points from foreign currency fluctuations. Maintenance revenue gains in NCR's core businesses offset declines in maintenance revenue related to businesses the company exited in the late 1990s. Maintenance revenues relating to exited businesses declined by approximately $20 million in the first quarter from the same period in 2002. Operating income declined from $11 million to $3 million due to adverse changes in revenue mix and continued price erosion. Customer Service revenue is expected to be up 0 percent to 5 percent in the second quarter of

                                     -more-

2003 as the growth in Financial Self Service and Retail Store Automation maintenance revenues are expected to be offset by the continued decline of maintenance revenues related to exited businesses.

                               Systemedia Segment

     Systemedia provides world-class business consumables and products including ink-jet and laser printer supplies, thermal transfer ribbons, labels, paper rolls, ink ribbons, laser documents, business forms and retail office products. In the first quarter of 2003, this business reported revenue of $112 million, down 3 percent from the first quarter of 2002, including a year-over-year benefit of approximately 5 percentage points from foreign currency fluctuations. Systemedia reported a $1 million operating loss in the quarter versus break-even operating performance in the first quarter of 2002. Revenue in the second quarter is anticipated to be roughly flat compared to the second quarter of 2002 as increases in sales of retail office products and a higher capture rate of NCR's solution customers are expected to be offset by declines in traditional paper products.

                           Payment and Imaging Segment

     NCR's Payment and Imaging business provides end-to-end solutions for both traditional paper-based and image-based item processing. This business utilizes advanced image recognition and workflow technologies to automate item processing, helping banks and other financial industry businesses increase efficiency and reduce operating costs. In the first quarter of 2003, this operating segment generated revenue of $31 million, compared to $41 million in the first quarter of 2002. This 24 percent revenue decline includes a year-over-year benefit of 3 percentage points from foreign currency fluctuations. Despite the $10 million decline in revenue, which was due to the timing of major 2003 installations, operating income was $5 million versus $6 million in the first quarter of 2002. Favorable revenue mix and operational efficiencies offset a large part of the revenue decline. Payment & Imaging revenue in the second quarter of 2003 is expected to be relatively flat compared to 2002 levels.

Non-Operating Items

     Interest and other expense in the first quarter of 2003 was $5 million, up from $3 million in the prior-year period. A $6 million benefit was included in other expense as the payment

                                     -more-

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                                       -5-

related to a Lucent indemnification claim is expected to be less than the amount recorded in 2002. Due to developments during the quarter, the company also added $7 million to various legal and environmental reserves.

     The weighted average number of basic shares outstanding decreased to 96.0 million from 97.9 million in the prior-year period due to NCR's repurchase of approximately 2.7 million of its common shares during the quarter. NCR used approximately $50 million of cash to repurchase the shares at an average price of $18.65 per share.

Balance Sheet

     NCR ended the first quarter with $529 million in cash and short-term investments, a slight increase from $526 million on December 31, 2002. As of March 31, 2003, NCR had short- and long-term debt of $318 million, up from $311 million on December 31, 2002.

Cash Flow Improvement

     NCR generated $102 million of cash flow from operations in the first quarter of 2003 versus $81 million of operating cash flow in the same period in 2002. Capital expenditures in the first quarter of 2003 were $62 million compared to $58 million of capital expenditures in the year-ago period.

     NCR's free cash flow was $40 million in the first quarter of 2003 compared to $23 million in the year-ago period. NCR defines free cash flow as operating cash flow less capital expenditures for property, plant and equipment, reworkable service parts and additions to capitalized software.

                                                  For the Periods Ended March 31
                                                  ------------------------------
                                                           Three Months
                                                  ------------------------------
                                                     2003                2002
                                                  ----------          ----------

Cash Provided by operating activities (GAAP)      $      102          $       81
  Net expenditures for reworkable service parts           32                  23
  Expenditures for property, plant and equipment          14                  20
  Additions to capitalized software                       16                  15
                                                  ----------          ----------

Free cash flow (non-GAAP measure) (1)             $       40          $       23

     (1) NCR believes that free cash flow is an important non-GAAP financial measure that is useful to investors because it relates the operating cash flow of the company to the capital that is being spent to continue and improve the business operations of the company.

                                     -more-

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                                       -6-

Outlook

                                                                 2003
                                                           Second Quarter
                                                           --------------

     Year-over-year revenue change                              (0-2)%
     Data Warehousing                                             (5)%
     Financial Self Service                                      Flat
     Retail Store Automation                                    8-10%
     Systemedia                                                  Flat
     Payment & Imaging                                           Flat
     Customer Services                                           0-5%
     Other                                                    (20-25)%

     NCR is comfortable with the current ranges of analysts' earnings expectations, which are $0.00 - $(0.10) per share for the second quarter and $0.40 - $0.47 per share for the full year.

2003 First-Quarter Earnings Conference Call

     NCR President and Chief Executive Officer Mark Hurd and Senior Vice President and Chief Financial Officer Earl Shanks will discuss the company's first-quarter results during a conference call today at 10:00 a.m. (ET). Live access to the conference call, as well as a replay, is available on NCR's web site at http://investor.ncr.com/.

About NCR Corporation

     NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR's ATMs, retail systems, Teradata(R) data warehouses and IT services provide Relationship Technology(TM) solutions that maximize the value of customer interactions. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 29,600 people worldwide.

                                      # # #

NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries. APTRA and Relationship Technology are either trademarks or registered trademarks of NCR Corporation in the United States and/or other countries.

                                     -more-

Description of Non-GAAP Financial Measures

     NCR reports its financial results using generally accepted accounting principles (GAAP). In addition, in this earnings release and attached financial schedules, NCR has provided certain non-GAAP financial information, such as "free cash flow" and "non-pension operating income" (NPOI) to describe the company's overall, and operating segment, results. NCR's management utilizes the non-GAAP financial information provided in this release to assess the financial performance of the company and its operating segments, and believes it is useful to investors.

     For example, operating segment results shown on Schedule B do not include the effects of pension expense/income since these items are not controllable by the business unit. By excluding pension expense/income from operating results, investors can better analyze the operating performance and trends for both NCR and its operating businesses. The company believes that this information will enhance an overall understanding of its financial results due to the significant change in pension expense/income from period to period and the non-operational nature of pension expense/income.

     Supplemental financial information regarding NCR's 2003 first-quarter operating results is available on NCR's web site at http://investor.ncr.com/.

Note to Investors

     This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts' earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR's actual results to differ materially.

     In addition to the factors discussed in this release, other risks and uncertainties include: the duration and intensity of the economic downturn and its impact on the markets in general or on our ability to meet our commitments to customers, the ability of our suppliers to meet their commitments to us, or the timing of purchases (including upgrades to existing data warehousing solutions and retail point of service solutions) by our current and potential customers and other general economic and business conditions, including the impact of SARS on the Asia-Pacific economy; the timely development, production or acquisition and market acceptance of new and

                                     -more-

ATM outsourcing and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings such as Retail Store Automation and Financial Self Service solutions; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of recent cost-control measures taken by us; availability and successful exploitation of new acquisition and alliance opportunities; and continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company's Securities and Exchange Commission reports and the company's annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                                                      Schedule A

                                     [LOGO]
                                 NCR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in millions, except per share amounts)

                                                                     For the Periods Ended March 31
                                                                     ------------------------------
                                                                               Three Months
                                                                     ------------------------------
                                                                        2003                2002
                                                                     ----------          ----------
Revenue
  Products                                                           $      591          $      612
  Services                                                                  643                 635
                                                                     ----------          ----------

Total revenue                                                             1,234               1,247

Cost of products                                                            383                 400
Cost of services                                                            544                 497
                                                                     ----------          ----------

Total gross margin                                                          307                 350
 % of Revenue                                                              24.9%               28.1%

Selling, general and administrative expenses                                280                 285
Research and development expenses                                            59                  56
                                                                     ----------          ----------

(Loss) income from operations                                               (32)                  9
 % of Revenue                                                              (2.6%)               0.7%

Interest and other expense, net                                               5                   3
                                                                     ----------          ----------

(Loss) income before income taxes and cumulative
 effect of accounting change                                                (37)                  6
 % of Revenue                                                              (3.0%)               0.5%

Income tax (benefit) expense                                                (10)                  2
                                                                     ----------          ----------

(Loss) income before cumulative effect of accounting change                 (27)                  4
Cumulative effect of accounting change -
 Goodwill impairment, net of tax                                             --                (348)
                                                                     ----------          ----------

Net (loss)                                                           $      (27)         $     (344)
 % of Revenue                                                              (2.2%)             (27.6%)
                                                                     ==========          ==========

Net (loss) income per common share
 Basic before cumulative effect of accounting change                 $    (0.28)         $     0.04
 Cumulative effect of accounting change - Goodwill impairment                --               (3.55)
                                                                     ----------          ----------
 Basic                                                               $    (0.28)         $    (3.51)
                                                                     ==========          ==========

 Diluted before cumulative effect of accounting change               $    (0.28)         $     0.04
 Cumulative effect of accounting change - Goodwill impairment                --               (3.45)
                                                                     ----------          ----------
 Diluted                                                             $    (0.28)         $    (3.41)
                                                                     ==========          ==========

Weighted average common shares outstanding
 Basic                                                                     96.0                97.9
 Diluted                                                                   96.0               100.6

                                                                      Schedule B

                                     [LOGO]
                                 NCR CORPORATION
                CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY
                                  (in millions)

                                                                     For the Periods Ended March 31
                                                                     ------------------------------
                                                                               Three Months
                                                                     ------------------------------
                                                                                                %
                                                                       2003        2002      Change
                                                                     --------    --------
Revenue by segment
Data Warehousing
  Data Warehousing solution                                               217         235       (8%)
  Data Warehousing support services                                        61          55       11%
                                                                     --------    --------
Total Data Warehousing                                                    278         290       (4%)
Financial Self Service                                                    226         205       10%
Retail Store Automation                                                   149         126       18%
Systemedia                                                                112         115       (3%)
Payment and Imaging                                                        31          41      (24%)
Customer Services
  Products                                                                 --           1     (100%)
  Professional and installation-related services                           63          42       50%
  Customer Service Maintenance:
    Financial Self Service                                                132         124        6%
    Retail Store Automation                                               119         109        9%
    Payment and Imaging                                                    26          25        4%
    Other                                                                 108         131      (18%)
                                                                     --------    --------
Total Customer Services                                                   448         432        4%
Other                                                                      48          77      (38%)
Elimination of installation-related services included in both
  the Customer Services segment and the other reported segments           (58)        (39)      49%
                                                                     --------    --------
Total Revenue                                                        $  1,234    $  1,247       (1%)
                                                                     ========    ========

Operating Income by segment
  Data Warehousing                                                   $     31    $     21
  Financial Self Service                                                    9          --
  Retail Store Automation                                                 (23)        (30)
  Systemedia                                                               (1)         --
  Payment and Imaging                                                       5           6
  Customer Services                                                         3          11
  Other                                                                   (14)        (11)
Elimination of installation-related services
  operating income included in both the
  Customer Services segment and the other
  reported segments                                                       (18)         (8)
                                                                     --------    --------
(Loss) income excluding pension (expense)/income                           (8)        (11)

  Pension (expense)/income                                                (24)         20
                                                                     --------    --------
Total (Loss) Income from operations                                       (32)          9
                                                                     ========    ========

                                                                      Schedule C

                                     [LOGO]
                                 NCR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (in millions)

                                                       March 31     December 31
                                                         2003          2002
                                                       --------     -----------
Assets

  Current assets
     Cash, cash equivalents and short-term investments  $  529         $  526
     Accounts receivable, net                            1,107          1,204
     Inventories                                           274            263
     Other current assets                                  187            193
                                                        ------         ------
 Total current assets                                    2,097          2,186

  Property, plant and equipment, net                       776            792
  Other assets                                           1,695          1,694
                                                        ------         ------

Total assets                                            $4,568         $4,672
                                                        ======         ======


Liabilities and stockholders' equity

  Current liabilities
     Short-term borrowings                              $   13         $    5
     Accounts payable                                      307            364
     Other current liabilities                           1,045          1,048
                                                        ------         ------
Total current liabilities                                1,365          1,417

  Long-term debt                                           305            306
  Other long-term liabilities                            1,641          1,624
                                                        ------         ------
Total liabilities                                        3,311          3,347

Total stockholders' equity                               1,257          1,325
                                                        ------         ------

Total liabilities and stockholders' equity              $4,568         $4,672
                                                        ======         ======

                                                                      Schedule D

                                     [LOGO]
                                 NCR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (in millions)

                                                         For the Periods Ended March 31
                                                         ------------------------------
                                                                 Three Months
                                                                 ------------
                                                             2003             2002
                                                            ------           ------
Operating Activities
  Net (loss)                                               $   (27)         $ (344)

  Adjustments to reconcile net (loss) to cash
    provided by operating activities
      Depreciation and amortization                             83              80
      Deferred income taxes                                     (9)             (5)
      Goodwill impairment                                       --             348
      Other adjustments to loss, net                             1               1
      Changes in assets and liabilities
        Receivables                                             97              34
        Inventories                                            (11)             (1)
        Current payables                                      (116)            (45)
        Customer deposits and deferred service revenue          94              88
        Employee severance and pension                           5             (33)
        Other assets and liabilities                           (15)            (42)
                                                           -------          ------
Net cash provided by operating activities                      102              81

Investing Activities
  Net expenditures for reworkable service parts                (32)            (23)
  Expenditures for property, plant and equipment               (14)            (20)
  Proceeds from sales of property, plant and equipment           1               1
  Additions to capitalized software                            (16)            (15)
  Other investing activities                                    (2)             19
                                                           -------          ------
Net cash (used in) investing activities                        (63)            (38)

Financing Activities
  Purchase of Company common stock                             (50)             --
  Short-term borrowings, net                                     8             (32)
  Long-term debt, net                                           --              (2)
  Other financing activities                                     5              34
                                                           -------          ------
Net cash (used in) provided by financing activities            (37)             --

Effect of exchange rate changes on cash and cash
  equivalents                                                   --              --
                                                           -------          ------
Increase in cash and cash equivalents                            2              43
Cash and cash equivalents at beginning of period               526             335
                                                           -------          ------
Cash and cash equivalents at end of period                 $   528          $  378
                                                           =======          ======